            Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 23, 2010 with respect to the financial statements of RiverSource Life Insurance Company and to the use of our report dated April 23, 2010 with respect to the financial statements of RiverSource Variable Account 10 included in this Post-Effective Amendment No. 61 to the Registration Statement (Form N-4, No. 333-79311) for the registration of the RiverSource(R) RAVA 5 Advantage(SM) Variable Annuity/RiverSource(R) RAVA 5 Select(SM) Variable Annuity/RiverSource(R) RAVA 5 Access(SM) Variable Annuity offered by RiverSource Life Insurance Company.


                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
July 9, 2010